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                                 ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624

                                 (617) 951-7000
                           TELECOPIER: (617) 951-7050


                              September 17, 1996



Brown & Sharpe Manufacturing Company
Precision Park
200 Frenchtown Road
North Kingstown, Rhode Island 02852

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-1 (File No. 333-10751) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 8,378,900 shares of Class A Common Stock, $1.00 par value per share (the "Shares"), of Brown & Sharpe Manufacturing Company, a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders listed on Schedule II to the Underwriting Agreement and Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation as representatives of the several underwriters named in Schedule I to the Underwriting Agreement.

     We have acted as counsel for the Company in connection with the issue and sale by the Company and the sale by the Selling Stockholders of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the Delaware General Corporation Law.

     Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized; (ii) the Shares being sold by the Selling Stockholders have been validly issued and are fully paid and nonassessable; and (iii) the Shares being sold by the Company, when issued and sold by the Company in accordance with the
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terms of the Underwriting Agreement, will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                 Very truly yours,



                                 Ropes & Gray